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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                  ___________

                                    Form 15


          Certification and Notice of Termination of Registration under Section 12 (g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                  ___________



                        Commission File Number 0-25338
                 --------------------------------------------


                      InTime Systems International, Inc.
                  ------------------------------------------
            (Exact name of registrant as specified in its charter)

                         1501 Forum Place, Fifth Floor
                        West Palm Beach, Florida  33401
                                (561) 478-0022
                    ---------------------------------------
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                    .    Common Stock
                    .    Warrants to purchase Common Stock
                    --------------------------------------
           (Title of each class of securities covered by this Form)


                                     NONE
                  ------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]         Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(1)(ii)  [ ]         Rule 12h-3(b)(2)(I)    [ ]
     Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
     Rule 12g-4(a)(2)(ii)  [ ]         Rule 15d-6             [ ]
     Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification or notice date:  0


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     Pursuant to the requirements of the Securities Exchange Act of 1934, ARIS
Corporation, as successor-in-interest by merger to InTime Systems International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  May 24, 1999

                                      ARIS CORPORATION, as Successor-in-Interest to InTime Systems International, Inc.



                                      By: /s/ Norbert W. Sugayan, Jr.
                                         -------------------------------------
                                         Norbert W. Sugayan, Jr.,
                                         Vice President and Secretary


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